N-SAR Exhibit: Sub-item 77D(e)
Legg Mason Partners Variable Equity Trust
QS Variable Conservative Growth
QS Variable Moderate Growth
QS Variable Growth


Item 77D(e): Policies with respect to security investments

     In response to Sub-Item 77D(e), the Registrant filed a Post-Effective Amendment pursuant to Rule 485(a) of the Securities Act of 1933 on February 7, 2017 (Accession No. 0001193125-17-033364) to permit portfolio managers to allocate investments among underlying funds that are mutual funds and ETFs as to each of QS Variable Conservative Growth, QS Variable Moderate Growth and QS Variable Growth. The Registrant filed a Post-Effective Amendment pursuant to Rule 485(b) of the Securities Act of 1933 on April 19, 2017 (Accession No. 0001193125-17-128420).